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                                                                    EXHIBIT 99.1



    ALLOS THERAPEUTICS APPOINTS MICHAEL D. CASEY, FORMER PRESIDENT AND CEO OF
                         MATRIX, TO BOARD OF DIRECTORS



JUNE 10, 2002

WESTMINSTER, Colo., June 10, 2002--Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced the election of Michael D. Casey to its Board of Directors. Mr. Casey recently spent four years as president, chief executive officer and chairman of Matrix Pharmaceutical, Inc., until Chiron acquired the company in February 2002.

"We are delighted to have a biotechnology executive with Mike's background join our board of directors," said Allos' chairman, Stephen J. Hoffman, M.D., Ph.D. "Mike brings a wealth of commercialization experience that will be extremely valuable to Allos as we move towards commercializing RSR13."

Previously, Mr. Casey spent 25 years with Johnson & Johnson, including vice-president of sales and marketing of Ortho Pharmaceutical Corporation and president of McNeil Pharmaceuticals. Prior to joining Matrix, Mr. Casey was president of two divisions of Schein Pharmaceutical, Inc. from 1995 to 1997, and president and chief operating officer of Genetic Therapy, Inc. from 1993 to 1995 until it was sold to Sandoz (Novartis).

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The Company is conducting a pivotal Phase III trial of its lead clinical candidate, RSR13, for the treatment of patients with brain metastases. RSR13 is a synthetic small molecule that enhances the diffusion of oxygen to hypoxic (oxygen deprived) tumor tissues from hemoglobin, the oxygen carrying protein contained within red blood cells. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy and some chemotherapy agents in the treatment of cancer. By increasing the partial pressure of oxygen (pO2) in tumor tissues at the time of treatment, RSR13 has the potential to sensitize hypoxic tissues and enhance the efficacy of standard radiation therapy and certain chemotherapeutic drugs. Unlike chemotherapeutics or other radiosensitizers, RSR13 does not have to cross the blood brain barrier and enter the tumor for efficacy. For more information about the Company, please consult www.allos.com.